EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Registration Statement of Horizontal Ventures, Inc. on Form S-4 (File No. 333-_________) of our reports which contained an explanatory paragraph regarding the Company's ability to continue as a going concern dated April 15, 1998, on our audits of the consolidated financial statements of Saba Petroleum Company and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement and any amendment thereto pursuant to Rule 462 promulgated under the Securities Act.



                                               /s/  PricewaterhouseCoopers, LLP
                                               ------------------------------
                                               PricewaterhouseCoopers, LLP


Los Angeles, California
December 21, 1998